Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

May 20, 2010

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, California 94403

Ladies and Gentlemen:

We have acted as counsel to Franklin Resources, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on March 6, 2008 of the Company’s automatic shelf registration statement on Form S-3 (the “Registration Statement”), as amended or supplemented, under the Securities Act of 1933, as amended (the “Securities Act”), and which became automatically effective on March 6, 2008 (File No. 333-149573) in connection with the registration by the Company of, among other securities, debt securities (“Debt Securities”) to be issued pursuant to one or more indentures and any related supplemental indentures, officers’ certificates or board resolutions establishing the terms of any particular series of Debt Securities (the “Debt Securities Indentures”), including the Indenture, dated as of May 19, 1994 (the “1994 Indenture”) between the Company and The Bank of New York Trust Company, N.A., as successor to Chemical Bank, as trustee (the “Trustee”), incorporated by reference in the Registration Statement and the prospectus contained therein (the “Prospectus”) filed from time to time as exhibits to, or incorporated by reference from time to time, in the Registration Statement and the Prospectus. The Company has filed with the Commission pursuant to Rule 424(b) under the Securities Act, a prospectus supplement dated May 17, 2010 (the “Prospectus Supplement”) with respect to $300 million aggregate principal amount of the Company’s 2.000% Notes due 2013 (the “2013 Notes”), $250 million aggregate principal amount of the Company’s 3.125% Notes due 2015 (the “2015 Notes”) and $350 million aggregate principal amount of the Company’s 4.625% Notes due 2020 (the “2020 Notes” and together with the 2013 Notes and the 2015 Notes, the “Notes”). The Notes will be issued pursuant to the 1994 Indenture, as amended and supplemented by as supplemented by a supplemental indenture, dated October 9, 1996 (the “First Supplemental Indenture”) and a second supplemental indenture, dated as of May 20, 2010 (the “Second Supplemental Indenture”), between the Company and the Trustee (as so amended and supplemented, the “Indenture”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, (ii) the amended and restated by-laws of the Company, (iii) the Indenture, (iv) the form of Note, (v) the Registration Statement; (vi) the Prospectus; (vii) the Prospectus Supplement, and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed (i) the valid existence of the Trustee, (ii) that the Trustee has the requisite corporate power and authority to enter into the Second Supplemental Indenture and perform its obligations under the Indenture, (iii) the due authorization, execution and deliver of the Second Supplemental Indenture by the Trustee, and (iv) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Based on the foregoing, we advise you that in our opinion the execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company and that following (i) receipt by the Company of the consideration specified in the resolutions of the Company’s board of directors and the pricing committee thereof authorizing the issuance and sale of the Notes and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the use of this letter as an exhibit to the Company’s Current Report on Form 8-K dated May 20, 2010, which is incorporated by reference to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP